EXHIBIT 99.1

Advantage Marketing Systems, Inc. 2601 NW Expressway Suite 1210W Oklahoma City, OK 73112 Trading Symbol: AMM AMS is a public company listed on the American Stock Exchange

Safe Harbor Statement Certain statements in this release may constitute "forward-looking statements'' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipates," "believes," "expects," "may," "will," or "should" or other variations thereon, or by discussions of strategies that involve risks and uncertainties. The actual results of the Company or industry results may be materially different from any future results expressed or implied by such forward-looking statements.

Get To Know Us... .......AMS has operated profitably for the previous eight years .......AMS is listed on the American Stock Exchange (AMEX:AMM) .......AMS was ranked the 31st fastest- growing small company in America by Fortune Small Business magazine in 2001 .......AMS was listed by Oklahoma Inc. as the #1 company in Oklahoma for "best price to earnings ratio" in 2001

Why Advantage Marketing Systems? (AMM) Sales turnaround within last 30 days Over 1,000 new sales reps per month at $45-$399 50% Associate retention after 12 months Over 700 new monthly auto-ships per month at $55 and increasing 30,000 orders shipped to over 20,000 people on auto-ships monthly Only 4.3 million shares outstanding New leadership Growth will be highly profitable with limited increase in fixed costs to support

AMS Revenues 1995 1996 1997 1998 1999 2000 2001 4518203 6163740 10192227 13287824 22427551 26707936 28400000

Stockholders' Equity 1997 1998 1999 2000 2001 9176395 9222612 10231983 10423905 10512824

AMS Revenues July August September October November December 1/3/2003 1922000 1901000 1703000 1638000 1470000 1523000 1593000

Key Indicators $6 million decrease in sales in 2002 with a net working capital decrease of only $145,000 Maintained positive cash flow December 2002 - January 2003 sales are trending up Business-building enrollments tripled in January Average auto-ships increasing

A Strong Secure Company 14 years ago, John Hail, past President of three national life insurance companies and former Executive Vice President of Pre- Paid Legal founded a strong, secure company. Since then, that company has changed the lives of thousands and has helped people live healthier, happier and more financially secure lives. In 2002, John hired the founder of Entreport Corporation and nationally known speaker and author David D'Arcangelo as AMS President. Together, they will build AMS into the company of the future.

Exceptional Leaders David D'Arcangelo - President Founded Entreport Corporation Nationally known speaker and expert on home businesses Hosted the weekly TV show "Money Talk" on the TPN channel as part of the Primestar Satellite Network Authored several books, including "Wealth Starts at Home" published by McGraw Hill, "Cash Flow Marketing," "Strike It Rich" "Money Smart" and "Wealth Talk" Holds a Bachelors Degree in Economics/Business Administration from the University of Redlands

Exceptional Leaders • Founded network marketing arm of Pre-Paid Legal Services • Continues to earn a substantial yearly residual income from Pre-Paid Legal organization • Past President of three successful, national life insurance companies • Took four companies to the American Stock Exchange John W. Hail - Founder and Chief Executive Officer

AMS is capitalizing on THREE TRENDS Performance/Anti-Aging Weight Loss Home-Based Business

Wellness Industry A $200 Billion- Dollar Industry Today $1 Trillion-Dollar Industry in 7 years

Energy, Vitality, Strength Reverse Aging Recovery, Endurance Attention Span, Concentration Complete Balance of the Body/Mind #1 Performance/Anti-Aging

Completely non-toxic Balances and normalizes the body's systems Helps restore unhealthy cells Builds the Immune system Increases focus and concentration Increases body's resistance to stress Prime One

45 years of clinical research by the top MD, Dr. Brekhman More than 1,200 doctors, scientists and pharmacologists involved in research Millions of dollars spent Clinical studies on over 1/2 million people Over 3,000 clinical papers written - Compare to only 230 on aspirin The Research

6 yr. Study: 3,000-4,000 Factory Workers 93% decrease in flu, 93% decrease in hypertension 9 yr. Study: 733 Pilots w/ cardio problems 87% returned to work within the nine years 107 patients receiving anti-cancer drugs 50% less damage to immunity, 50% decrease in drug dosage The Proof of Study

These People Are Powered by Prime One "I am doing things in the gym I've never done before. My endurance has skyrocketed. Prime One is incredible. No company in the country has anything like it. There is nothing that can touch it." Rocky Tilson, World Class Weightlifter "After my first course on Prime One products, I competed in the Iron Man Triathlon World Championships and I broke the American record -- my time was 23 minutes better than my previous best!" Sue Latshaw, #1 US Women's Long-Course Triathlete "Three months after going on the program, Andre defeated the fastest sprinters in the world, including Carl Lewis, and became the U.S. champion in the 100-meters. We feel we have a significant advantage with Prime One." Loren Seagrave, Coach to US Champion Sprinter Andre Cason

#2 Weight Loss 60% OF AMERICANS ARE OVERWEIGHT... The weight loss industry continues to explode Americans spend a shocking $50 BILLION per year on weight loss products and services 20% of Americans are obese That's 6 out of 10 people who need AMS products TODAY

Eliminate Unwanted Body Fat Tone Build Lean Muscle AMS Weight Loss

#3 Home-Based Business Total Financial Freedom... Spending Time With Your Family... Living The Lifestyle You Deserve... AMS offers a fun work-at-home environment with low overhead, tax benefits, no employees, and no income cap. Every 11 seconds someone starts a Home Based Business in North America.

Who is involved in direct selling? An estimated 11 million people are involved in direct selling in the U.S. More than 38.7 million people are involved worldwide. Approximately 90 percent of all direct sellers operate their businesses part-time.

The Direct Sales Industry U.S. sales totaled $25.57 billion in 2000 Up from $24.5 billion in 1999 More than 55 percent of the American public purchase through direct selling Worldwide in 2000, direct sales totaled more than $82 billion.

Why Advantage Marketing Systems? (AMM) Exclusive worldwide distribution rights Sales turnaround within last 30 days Over 1,000 new sales reps per month at $45-$399 50% Associate retention after 12 months Over 700 new monthly auto-ships per month at $55 and increasing 30,000 orders shipped to over 20,000 people on auto-ships monthly Only 4.3 million shares outstanding New leadership Growth will be highly profitable with limited increase in fixed costs to support

90-Day Relaunch Refocus the marketing effort on products for which AMS holds exclusive distribution rights Repackage AMS's lead product offerings Repackage the AMS business opportunity Launch a replicating super sales site Launch an industry-leading lead generation site for AMS associates Streamline the AMS recruiting and training systems Aggressively launch and promote the monthly bonus program Rollout a national sales training seminar series Attract and sign up leading sales candidates to join the existing sales team The 90-Day Relaunch was announced on January 10th and business has already turned.

Why AMS? Established infrastructure Solid Associate base Exceptional proprietary products Trillion dollar marketplace Why Now? New leadership with David D'Arcangelo April 25th Company relaunch has already begun Sales trend has turned